EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE
BYLAWS
OF
VU1 CORPORATION

Effective as of September 30, 2011

The undersigned, Matthew DeVries, hereby certifies that:

1.	He is the duly elected Chief Financial Officer and Secretary of Vu1 Corporation, a California corporation (the "Company").

2.	On October 18, 2011, the Company's Board of Directors approved an amendment to the second sentence of Section 3.2 of the Company's Bylaws, as amended to date (the “Bylaws”).

3.	Shareholder approval of the amendment to the Bylaws is not required by the Bylaws or applicable law.

4.	Effective as of the date above, the second sentence of Section 3.2 of the Bylaws is hereby amended to read as follows:

“The exact number of directors shall be eight (8) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders.”

IN WITNESS HEREOF, the undersigned has set his hand hereto as of the 30th day of September 2011.

By:	/s/ Matthew DeVries
Matthew DeVries
Chief Financial Officer and Secretary